EXHIBIT 99.1






FOR IMMEDIATE RELEASE                                          December 20, 2002

Contact: Amy L. Timmerman, AVP, Investor Relations - 781-221-6396 John A. Simas, EVP and CFO - 781-221-6307
               FAX: 781-221-7594

BOSTONFED BANCORP, INC. ANNOUNCES THE RESIGNATION OF MR. GENE J. DEFEUDIS.

      Burlington, MA - BostFed Bancorp, Inc. (AMEX - BFD), (the "Company") the bank holding company for Boston Federal Savings Bank and Broadway National Bank, announced today that Mr. Gene J. DeFeudis notified the Board of Directors of the Company and the banks at yesterday's meetings that he is resigning as a director from the Company and its affiliated entities, effective December 31, 2002.
Chairman Holland expressed his appreciation for Mr. DeFeudis' loyal and dedicated service to the Company and the banks. In connection with the resignation, the Company has reduced the number of its board of directors by one, also effective December 31, 2002.